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                                                                     EXHIBIT 8.1

                       [LETTERHEAD OF BATTLE FOWLER LLP]



                                January 29, 1997


American General Hospitality Corporation
3860 West Northwest Highway
Suite 300
Dallas, Texas 75220


Gentlemen:

     We have acted as counsel to American General Hospitality Corporation, a Maryland corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on January 10, 1997 (No. 333-19585), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 6,325,000 shares of common stock, $.01 par value, of the Company, the Company's contribution of substantially all of the net proceeds of the Offering to its wholly-owned subsidiaries, AGH GP, Inc., a Nevada corporation ("AGH GP"), and AGH LP, Inc., a Nevada corporation ("AGH LP"), and the contribution by AGH GP and AGH LP of such net proceeds to American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). You have requested our opinion on certain federal income tax matters in connection with the Offering.

     The Operating Partnership owns equity interests in sixteen hotels (the "Current Hotels") and intends to acquire equity interests in four additional existing hotels and associated personal property (the "Proposed Acquisition Hotels" and together with the Current Hotels, the "Hotels"). The Operating Partnership owns, and will own, some of the Hotels directly and owns, and will own, the remaining Hotels through limited liability companies, joint ventures or subsidiary partnerships (collectively, the "Subsidiary Partnerships"). One of three limited liability companies in which the Company is the one percent member and the Operating Partnership is the 99 percent
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American General Hospitality Corporation                       January 29, 1997


member (the "LLCs") will own a one percent general partnership interest and the Operating Partnership will own a 99 percent limited partnership interest in each Subsidiary Partnership. The Operating Partnership or the Subsidiary Partnerships, as the case may be, leases or will lease each of the Hotels to AGH Leasing, L.P. (the "Lessee"), pursuant to substantially similar operating leases (the "Leases"). With the exception of one of the Proposed Acquisition Hotels, American General Hospitality, Inc., a Texas corporation, operates or will operate the Hotels pursuant to management agreements (the "Management Agreements") between it and the Lessee.

     In connection with the opinions rendered below, we have examined the following:

     1. the Company's Articles of Amendment and Restatement, as filed with the Secretary of State of Maryland;

     2.  the Company's Amended and Restated Bylaws;

     3. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

     4. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of July 31, 1996 (the "Operating Partnership Agreement)," among AGH GP, as general partner, AGH LP, as the initial limited partner, and several other limited partners;

     5. the partnership agreements, operating agreements and joint venture agreements (together with the Operating Partnership Agreement, the "Partnership Agreements") of the Subsidiary Partnerships;

     6. the Leases between the Operating Partnership or the Subsidiary Partnerships and the Lessee;

     7. the Lease Master Agreement between the Operating Partnership, the Subsidiary Partnerships and the Lessee;

     8. the Management Agreements between American General Hospitality, Inc. and the Lessee; and

     9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinions rendered below, we have
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American General Hospitality Corporation                       January 29, 1997


assumed generally that:

     1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. during each taxable year, including its short taxable year ending December 31, 1996, the Company has operated and will continue to operate in such a manner that will make the representations contained in the Representation Letter, dated January 27, 1997 and executed by the executive vice-president of the Company (the "Representation Letter"), true for such years;

     3. the Company will not make any amendments to its organizational documents or the Partnership Agreements, after the date of this opinion that would affect Company's qualification as a real estate investment trust (a "REIT") for any taxable year;

     4. each limited partner (a "Limited Partner") of the Operating Partnership (other than AGH LP) that is a corporation or other entity has valid legal existence; and

     5. each Limited Partner (other than AGH LP) has full power, authority, and legal right to enter into and perform the terms of the Operating Partnership Agreement and the transactions contem plated thereby.

     In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Representation Letter.

     For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Representation Letter, or the Prospectus. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     In addition, to the extent that any of the representations provided to us in the Representation Letter is with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury regulations thereunder (the "Regulations"), we have reviewed with the individuals making such representation the relevant portion of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such representations.
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American General Hospitality Corporation                       January 29, 1997


     Based on the documents and assumptions set forth above, the representations set forth in the Representation Letter, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a) commencing with the Company's short taxable year ending December 31, 1996, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code;

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion contained therein fairly summarizes the federal tax considerations that are material to a holder of the Common Shares; and

          (c) the Operating Partnership and the Subsidiary Partnerships will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT, or the Operating Partnership or the Subsidiary Partnerships from being classified as partnerships for federal income tax purposes.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Battle Fowler LLP under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus.
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American General Hospitality Corporation                       January 29, 1997


          The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and may not be relied upon for any purpose by any other person other than the stockholders of the Company, without our express written consent.


                                    Very truly yours,

                                    /s/ Battle Fowler, LLP